SEVENTY-THREE SERVICE CENTERS

                  Statements of Assets to be Acquired and
            Statements of Revenues and Direct Operating Expenses

                          December 31, 1998 and 1997

                (With Independent Auditors' Report Thereon)

                   Independent Auditors' Report


To the Board of Directors and Stockholders
Lucor, Inc. and Subsidiaries
Raleigh, North Carolina

We have audited the accompanying statements of assets to be acquired of the seventy-three Pennzoil-Quaker State Company service centers (the "Seventy-three Service Centers") as of December 31, 1998 and 1997, and the related statements of revenues and direct operating expenses for the years then ended. These statements are the responsibility of Pennzoil-Quaker State Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompanying financial statements were prepared solely to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Lucor, Inc. and subsidiaries and are not intended to be a complete presentation of the assets or results of operations of the Seventy-three Service Centers.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired of the Seventy-three Service Centers at December 31, 1998 and 1997, and the revenue and direct operating expenses for the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Raleigh, North Carolina
July 2, 1999


                                SEVENTY-THREE SERVICE CENTERS

                              Statements of Assets to be Acquired




                                                                                April 30,
                                                      December 31,                1999
                                            ----------------------------
                                                  1998           1997          (unaudited)
                                            -------------    -----------      -------------
Inventories                                 $   1,195,256       990,761          1,241,685

Furniture, fixtures and equipment, net
  of accumulated depreciation (note 3)          3,703,532     2,643,753          3,453,960
                                            --------------   ------------      ------------
           Total assets acquired             $  4,898,788     3,634,514          4,695,645
                                            ==============   ============      ============


See accompanying notes to financial statements.


                                          SEVENTY-THREE SERVICE CENTERS

                                     Statements of Revenues and Direct Operating Expenses





                                                                                   Four months ended
                                              Year ended                               April 30,
                                             December 31,                        1999            1998
                                   ----------------------------             -----------------------------
                                        1998            1997                 (unaudited)      (unaudited)
                                    ------------  --------------             ------------   -------------
Net revenue                       $  24,366,578      21,631,899           $    7,442,891       7,429,180

Cost of sales                         5,966,498       5,328,736                1,871,993       1,813,089
                                    ------------    ------------             ------------    ------------
     Gross profit                    18,400,080      16,303,163                5,570,898       5,616,091

Direct operating expenses            14,482,619      12,550,629                5,285,234       4,968,586
Depreciation                          1,320,365       1,013,807                  466,231         315,935
                                    ------------    ------------             ------------    ------------
     Revenue in excess of direct
          operating expenses      $   2,597,096       2,738,727                 (180,567)        331,570
                                    ============    ============             ============    ============

See accompanying notes to financial statements.

                     SEVENTY-THREE SERVICE CENTERS

             Notes to the Statements of Assets to be Acquired and Statements Revenues and of Direct Operating Expenses

                        December 31, 1998 and 1997

(1) Basis of Presentation and Description of Business

Pennzoil-Quaker State Company ("PQSC") and Lucor, Inc. and subsidiaries ("Buyer" or "Lucor") entered into a definitive agreement (the "Agreement") on March 31, 1999 under which the Buyer acquired certain assets of seventy-three service centers of PQSC. The Service Centers acquired are located in the markets of Cincinnati, Ohio, Dayton, Ohio, Lansing, Michigan, Nashville, Tennessee, and Atlanta, Georgia. The Acquisition was consumated on April 30 , 1999. The accompanying financial statements present the assets acquired and the revenues and direct operating expenses of the Seventy-three Service Centers based upon the structure of the transaction as described in the Agreements. This transaction is herein referred to as the "Acquisition."

The financial statements have been prepared to comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase and are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the Seventy-three Service Centers had operated as a stand-alone company. The Seventy-three Service Centers were not operated as a stand-alone business within PQSC. Because the Seventy-three Service Centers were not operated as a stand-alone business, the presentation does not include certain indirect expenses of the Seventy-three Service Centers which were incurred by PQSC. Therefore, the accompanying financial statements are not representative of the complete financial position or results of operations of the Seventy-three Service Centers for the periods presented.

(2) Summary of Accounting Policies

Inventories

Inventories of oil, lubricant and other automobile supplies are stated at the lower of cost (first-in, first-out) or market.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of assets of three to ten years. Ordinary maintenance and repair expenditures are charged to expense as incurred.

Income Taxes

Income taxes have not been provided in the financial statements as the Seventy-three Service Centers are part of PQSC and income taxes were not allocated to the individual service center level.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets to be acquired at the date of the financial statements, and the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

(3) Furniture, Fixtures and Equipment

Major classifications of furniture, fixtures and equipment together with their estimated useful lives are summarized below:


                                                                   Lives
                                       1998           1997        (years)
                                  _____________  _____________   _________
     Equipment                    $  4,157,657   $  3,267,085     3 to 10
     Furniture and fixtures          1,092,847        839,621     5 to 10
     Signs                             960,560        497,842     5 to 10
                                  _____________  _____________
                                     6,211,064      4,604,548
     Accumulated Depreciation       (2,507,532)    (1,960,795)
                                  _____________  _____________
                                  $  3,703,532   $  2,643,753
                                  =============  =============

                LUCOR, INC. AND SEVENTY-THREE SERVICE CENTERS
           PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma consolidated financial information combines the historical financial information of Lucor, Inc. and subsidiaries (the "Company") and Seventy-three Service Centers (the "Centers").

On March 31, 1999, the Company entered into an agreement with Pennzoil-Quaker State Company ("PQSC") to acquire certain assets of 73 Jiffy Lube and Q Lube service centers in the markets of Cincinnati, Ohio, Dayton, Ohio, Lansing, Michigan, Nashville, Tennessee and Atlanta, Georgia, referred to herein as the "Acquisition." The Acquisition was consumated on April 30, 1999 with a purchase price of approximately $5,600,000. The Acquisition is being accounted for by the Company as a purchase.

The unaudited Pro Forma Combined Consolidated Condensed Balance Sheet combines the April 30, 1999 historical consolidated balance sheet of the Company and the historical balance sheets of the Centers. The balance sheets are combined on a pro forma basis as if the Acquisition had been effective as of April 30, 1999, after giving effect to various accounting adjustments for purchase accounting rules as well as the financing of the transaction. The Centers were not operated as a stand-alone business within PQSC. Because the Centers were not operated as a stand-alone business, the presentation does not include certain indirect expenses of the Centers which were incurred by PQSC. Therefore, the accompanying financial statements are not representative of the complete financial position or results of operations of the Centers for the periods presented.

The unaudited Pro Forma Combined Consolidated Condensed Statements of Income
(Loss) combines the April 30, 1999 historical results of operations of the Company and the Centers for the four months ended April 30, 1999 and for the fiscal year ended December 31, 1998, as if the final closing of the acquisition had been effective on January 1, 1998, after giving effect to various accounting adjustments.

The unaudited pro forma combined financial information has been prepared using the assumptions set forth in the Notes to the Pro Forma Financial Information and should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, which have been previously filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Quarterly Report on Form 10-Q for the period ended March 31, 1999 and with the financial statements of the Centers and notes thereto filed herewith.

The unaudited pro forma combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of the Company after the aforementioned transactions in fact had occurred on such date or at the beginning of the period indicated or to project the Company's financial position or results of operations at any future date or for any future period.



                           LUCOR, INC. AND SEVENTY-THREE SERVICE CENTERS

                UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
                                          AS OF APRIL 30, 1999



                                                 Historical                     Pro Forma
                                        ___________________________ _________________________________
                                                     Seventy-three
                                                        Service
                                             Lucor      Centers       Adjustments          Combined
                                        ____________ ______________  _________________   ____________
      Assets
Current assets:
Cash and cash equivalents               $  4,162,227                 $   (634,973) (a)   $  3,527,254
Accounts receivable                          782,352                                          782,352
Income tax receivable                         99,511                                           99,511
Inventories                                2,892,471    1,241,685        (287,685) (b)      3,846,471
Prepaid expenses                             669,914                                          669,914
                                        _____________ ____________                       _____________
        Total current assets               8,606,475    1,241,685                           8,925,502

Property and equipment,
  net of accumulated depreciation         24,821,778    3,453,960       1,150,978  (b)     29,426,716

Intangibles, net of accumulated
  amortization                            15,795,444                                       15,795,444
                                        _____________ ____________                       _____________

                Total assets            $ 49,223,697  $ 4,695,645                        $ 54,147,662
                                        ============= ============                       =============

   Liabilities and Stockholders' Equity

Current liabilities:
   Current portion of long-term debt    $  1,891,090                    4,923,965  (a)   $  6,815,055
   Current portion of capital lease           14,453                                           14,453
   Accounts payable                        4,709,154                                        4,709,154
   Accrued expenses                        2,215,853                                        2,215,853
                                        _____________                                    _____________
      Total current liabilities            8,830,550                                       13,754,515

Long-term debt, net of current portion    33,471,663                                       33,471,663
Deferred gain                                 53,792                                           53,792
                                        _____________                                    _____________
      Total long-term liabilities         33,525,455                                       33,525,455
                                        _____________                                    _____________
Redeemable preferred stock                 2,000,000                                        2,000,000
                                        _____________                                    _____________
Stockholders' equity                       4,867,692                                        4,867,692
                                        _____________                                    _____________
                                        $ 49,223,697                                     $ 54,147,662
                                        =============                                    =============



                           LUCOR, INC. AND SEVENTY-THREE SERVICE CENTERS
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
                                  FOUR MONTH ENDING APRIL 30, 1999


                                                 Historical                     Pro Forma
                                        ___________________________ _________________________________
                                                     Seventy-three
                                                        Service
                                             Lucor      Centers       Adjustments          Combined
                                        ____________ ______________  _________________   ____________

Net sales                               $ 19,993,948    7,442,891                        $ 27,436,839
Cost of sales                              4,398,064    1,871,993                           6,270,057
                                        _____________ ____________                       _____________
     Gross profit                         15,595,884    5,570,898                          21,166,782
                                        _____________ ____________                       _____________
Costs and expenses:
    Direct                                 7,340,225    5,285,234                          12,625,459
    Operating                              4,072,726                                        4,072,726
    Depreciation and amortization            785,195      466,231       $  84,405  (c)      1,335,831
    Selling, general and administrative    2,805,837                                        2,805,837
                                        _____________  ___________                       _____________
                                          15,003,983     (180,567)                         20,839,853
                                        _____________                                    _____________
        Income from operations               591,901                                          326,929
                                        _____________                                    _____________

Other income                                 134,217                                          134,217
Interest expense                            (994,816)                    (166,667) (d)     (1,161,483)
                                        _____________                                    _____________
        Income (loss) before provision
           for income taxes                 (268,698)                                        (700,337)

Income tax benefit                              -
                                        _____________                                    _____________
                Net income (loss)       $   (268,698)                                    $   (700,337)
                                        =============                                    =============

Loss available to common shareholders   $   (268,698)                                    $   (700,337)
                                        =============                                    =============
Weighted average number of shares
   outstanding - basic and diluted         2,823,788                                        2,823,788
                                        =============                                    =============
Basic and diluted loss per common share $      (0.10)                                    $      (0.25)
                                        =============                                    =============



                           LUCOR, INC. AND SEVENTY-THREE SERVICE CENTERS
          UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
                                     YEAR ENDING DECEMBER 31, 1998



                                                 Historical                     Pro Forma
                                        ___________________________ _________________________________
                                                     Seventy-three
                                                        Service
                                             Lucor      Centers       Adjustments          Combined
                                        ____________ ______________  _________________   ____________

Net sales                               $ 55,307,206  $  24,366,578                      $ 79,673,784
Cost of sales                             12,715,861      5,966,498                        18,682,359
                                        _____________ ______________                     _____________
    Gross profit                          42,591,345     18,400,080                        60,991,425

Costs and expenses:
    Direct                                20,449,478     14,482,619                        34,932,097
    Operating                             10,981,273                                       10,981,273
    Depreciation and amortization          2,217,366      1,320,365     $ 253,215  (c)      3,790,946
    Selling, general and administrative    7,388,269                                        7,388,269
    Impairment loss - Sears assets         1,383,475                                        1,383,475
                                        _____________ ______________                     _____________
                                          42,419,861     15,802,984                        58,476,060
                                        _____________ ______________                     _____________
        Income from operations               171,484      2,597,096                         2,515,365
                                        _____________ ______________                     _____________

Other income                                 205,956                                          205,956
Interest expense                          (2,664,938)                    (500,000) (d)     (3,164,938)
                                        _____________                                    _____________
        Income (loss) before provision
             for income taxes             (2,287,498)                                        (443,617)

Income tax benefit                           173,017                                          173,017
                                        _____________                                    _____________
        Net Income (loss)                 (2,114,481)                                        (270,600)

Preferred dividend                          (140,000)                                        (140,000)
                                        _____________                                    _____________
Loss available to common shareholders   $ (2,254,481)                                    $   (410,600)
                                        =============                                    =============
Weighted average number of shares
   outstanding - basic and diluted         2,824,868                                        2,824,868
                                        =============                                    =============
Basic and diluted loss per common share $      (0.80)                                    $      (0.15)
                                        =============                                    =============


                LUCOR, INC. AND SEVENTY-THREE SERVICE CENTERS

           NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION


(a) Reflects the borrowings obtained and cash paid in connection with the Acquisition.

(b) Amount represents the adjustments to state inventory and furniture, fixtures and equipment acquired at fair market value pursuant to APB Opinion No. 16, "Business Combinations."

(c) Reflects the adjusted depreciation expense for furniture, fixtures and equipment. These assets have been recorded at their estimated fair market value and depreciated using the Company's depreciation methods over their estimated useful lives.

(d) Reflects an increase in interest expense related to the debt incurred to finance the Acquisition.